Exhibit 99.1

Fred's Reports Fourth Quarter, Year-End 2009 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--March 25, 2010--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the fourth quarter and fiscal year ended January 30, 2010.

For the fourth quarter of 2009, Fred's net income totaled $5.7 million or $0.15 per diluted share, an increase from $2.3 million or $0.06 per diluted share in the same quarter last year, including charges totaling $5.5 million, net of tax, or $0.14 per diluted share, related to various legal settlements and store closings in 2008. Excluding the special charges in the prior-year period, net income would have been $7.8 million or $0.20 per diluted share.

For the year ended January 30, 2010, net income increased to $23.5 million or $0.60 per diluted share from net income of $16.6 million or $0.42 per diluted share in 2008, inclusive of the aforementioned charges in 2008. Excluding special charges in fiscal 2008, net income would have been $26.9 million or $0.68 per diluted share.

Fred's total sales for the fourth quarter of fiscal 2009 increased 1% to $473.1 million from $469.4 million for the same period last year. Comparable store sales for the quarter declined 0.9% compared with a 1.1% decrease in the fourth quarter last year.

For 2009, total sales declined 1% to $1.79 billion from $1.80 billion in the year-earlier period. Comparable store sales for 2009 increased 0.4% versus a 1.8% increase in the prior-year period.

Commenting on the results, Bruce A. Efird, Chief Executive Officer, said, "Although earnings for 2009 were not as strong as we expected, the year was a transitional one as we took many steps to make Fred's a stronger company and better positioned for 2010 and beyond. We have refined our pilot store with extensive research and validated programs to highlight the key differentiating advantages of shopping at Fred's. With the new pilot store layout, merchandising initiatives, and marketing programs in place, Fred's is better positioned to improve its performance this year and drive higher earnings in the future."

"We continue to anticipate that the consumer will remain cautious in 2010, but have been encouraged by the early feedback and promising indications from our Core 5 Program," Efird continued. "Combined with the rollout of strong national brands, highlighted by the recent addition of Coca Cola, Purina, and Energizer products, which will be completed this month, Core 5 provides our customers with tangible trip-driving differentiation at Fred's. We are confident these key initiatives will allow Fred's to face the headwinds of the economy in 2010 and drive improved performance."

Fred's gross profit for the fourth quarter of 2009 increased 3% to $126.3 million from $122.5 million in the prior-year period. Gross margin for the quarter increased 60 basis points to 26.7% compared with 26.1% in the same quarter last year. The improvement in gross margin for the quarter resulted from a higher initial markup on general merchandise products and lower store shrinkage. Gross profit for 2009 declined 1% to $498.9 million from $503.0 million last year. Gross margin for 2009 was 27.9% versus 28.0% last year.

Selling, general and administrative expenses, including depreciation and amortization, trended favorably in the fourth quarter of 2009, declining to 24.9% of sales versus 25.4% of sales in the year-earlier period. The 50 basis-point expense leverage came from non-recurring expenses in the prior year related to stores closings and various legal matters. For 2009, selling, general and administrative expenses improved 70 basis points to 25.8% of sales compared with 26.5% of sales in 2008. In addition to the savings of stores closing and legal expenses, store occupancy costs and distribution expenses leveraged in the year.

Operating income for the fourth quarter of 2009 increased to $8.8 million or 1.8% of sales from $3.1 million or 0.7% of sales in the prior-year period. For 2009, operating income increased to $38.3 million or 2.1% of sales from $26.3 million or 1.5% of sales in 2008.

During 2009, Fred's opened six new stores and closed nine stores. Additionally, the Company opened nine express pharmacy locations and 17 additional pharmacies, while closing three pharmacies.

In the first quarter of 2010, the Company expects total sales to increase 1% to 3%. Comparable store sales are expected to be approximately flat in the quarter. This compares with a comparable store sales increase of 2.8% in the first quarter last year. Earnings per diluted share are forecasted to be in the range of $0.15 to $0.20 for the first quarter compared with earnings per share of $0.21 in the same period last year. Based on this outlook, the Company expects total earnings per diluted share for 2010 to be in the range of $0.68 to $0.75.

Fred's, Inc. operates 669 discount general merchandise stores, including 24 franchised Fred's stores at year-end. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's fourth quarter and year-end 2009 conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until April 25, 2010.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)

	13 Weeks Ended Jan. 30, 2010	13 Weeks Ended Jan. 31, 2009	Percent Change
Net sales	$473,104	$469,385	0.8%
Operating income	$8,849	$3,231	173.9%
Net income	$5,699	$2,270	151.1%
Net income per share:
Basic	$0.15	$0.06	150.0%
Diluted	$0.15	$0.06	150.0%
Average shares outstanding:
Basic	39,221	39,879
Diluted	39,228	39,901

	52 Weeks Ended Jan. 30, 2010	52 Weeks Ended Jan. 31, 2009	Percent Change
Net sales	$1,788,136	$1,798,840	-0.6%
Operating income	$38,347	$26,318	45.7%
Net income	$23,521	$16,642	41.3%
Net income per share:
Basic	$0.60	$0.42	42.9%
Diluted	$0.60	$0.42	42.9%
Average shares outstanding:
Basic	39,183	39,828
Diluted	39,250	39,851

FRED'S, INC. Unaudited Fiscal 2009 Fourth Quarter Results (in thousands, except per share amounts)

	13 Weeks Ended Jan. 30, 2010	% of Total	13 Weeks Ended Jan. 31, 2009	% of Total
Net sales	$473,104	100.0%	$469,385	100.0%
Cost of goods sold	346,799	73.3%	346,885	73.9%
Gross profit	126,305	26.7%	122,500	26.1%
Depreciation & amortization	6,930	1.5%	6,196	1.3%
Selling, general and administrative expenses	110,526	23.4%	113,073	24.1%
Operating income	8,849	1.8%	3,231	0.7%
Interest (income) expense, net	47	0.0%	99	0.1%
Income before income taxes	8,802	1.8%	3,132	0.6%
Provision for income taxes	3,103	0.6%	862	0.1%
Net income	$5,699	1.2%	$2,270	0.5%
Net income per share:
Basic	$0.15		$0.06
Diluted	$0.15		$0.06
Weighted average shares outstanding:
Basic	39,221		39,879
Diluted	39,228		39,901

Unaudited Fiscal 2009 Results (in thousands, except per share amounts)

	52 Weeks Ended Jan. 30, 2010	% of Total	52 Weeks Ended Jan. 31, 2009	% of Total
Net sales	$1,788,136	100.0%	$1,798,840	100.0%
Cost of goods sold	1,289,243	72.1%	1,295,822	72.0%
Gross profit	498,893	27.9%	503,018	28.0%
Depreciation & amortization	26,387	1.5%	26,425	1.5%
Selling, general and administrative expenses	434,159	24.3%	450,275	25.0%
Operating income	38,347	2.1%	26,318	1.5%
Interest (income) expense, net	293	0.0%	408	0.1%
Income before income taxes	38,054	2.1%	25,910	1.4%
Provision for income taxes	14,533	0.8%	9,268	0.5%
Net income	$23,521	1.3%	$16,642	0.9%
Net income per share:
Basic	$0.60		$0.42
Diluted	$0.60		$0.42
Weighted average shares outstanding:
Basic	39,183		39,828
Diluted	39,250		39,851

FRED'S, INC. Unaudited Balance Sheet (in thousands)

	Jan. 30, 2010	Jan. 31, 2009
ASSETS:
Cash and cash equivalents	$54,742	$35,128
Inventories	294,024	301,537
Receivables	28,893	28,857
Other non-trade receivables	24,902	15,782
Prepaid expenses and other current assets	10,945	11,912
Total current assets	413,506	393,216
Property and equipment, net	137,569	138,075
Other non-current assets	20,075	13,484
Total assets	$571,150	$544,775

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$87,393	$69,955
Current portion of indebtedness	718	243

Accrued expenses and other	39,395	46,659
Deferred income taxes	19,373	13,061
Other non-current liabilities	--	7,749
Total current liabilities	146,879	137,667

Long-term portion of indebtedness	4,179	4,866
Deferred income taxes	2,078	1,328

Other non-current liabilities	17,013	13,833
Total liabilities	170,149	157,694
Shareholders' equity	401,001	387,081
Total liabilities and shareholders' equity	$571,150	$544,775

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and Chief Financial Officer